As filed with the Securities and Exchange Commission on November 25, 2025

Registration No. 333-199158

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-3

(Registration No. 333-199158)

UNDER

THE SECURITIES ACT OF 1933

Premier, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	35-2477140
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

13520 Ballantyne Corporate Place,

Charlotte, NC 28277

(704) 357-0022

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David L. Klatsky

General Counsel

Premier, Inc.

13520 Ballantyne Corporate Place,

Charlotte, NC 28277

(704) 357-0022

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sophia Hudson, P.C.

Julia Danforth, P.C.

Katherine Shaia

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to Registration Statement No. 333-199158.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

EXPLANATORY NOTE

On November 25, 2025, pursuant to the Agreement and Plan of Merger, dated as of September 21, 2025 (the “Merger Agreement”), by and among the Premier, Inc. (the “Registrant”), Premium Parent, LLC, a Delaware limited liability corporation (“Parent”), and Premium Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on November 25, 2025, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant is hereby filing this post-effective amendment No. 1 to the registration statement on Form S-3 (Registration No. 333-199158), initially filed on October 3, 2014, amended on November 12, 2014 and declared effective by the Securities and Exchange Commission (the “SEC”) on November 12, 2014 (the “Registration Statement”) relating to the registration of 111,866,539 shares of Class A common stock of the Registrant. Any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Registrant in such Registration Statement to remove from registration, by means of this post-effective amendment, any of the securities registered under such Registration Statement but that remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered under the Registration Statement but unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, State of North Carolina, on November 25, 2025.

PREMIER, INC.

By:	/s/ David Klatsky
Name: David Klatsky
Title: Senior Vice President, General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.